UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Millennium Apartment Homes
On May 10, 2013, the Company, through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement to purchase an apartment complex containing 305 apartment units located on approximately 32.9 acres of land in Greenville, South Carolina (“Millennium Apartment Homes”).  On April 22, 2013, the Company's sub-advisor entered into a purchase and sale agreement with Millennium Property LL, LLC (the "Seller") to purchase Millennium Apartment Homes. The Seller is not affiliated with the Company or its advisors. On May 10, 2013, the Company's sub-advisor assigned this agreement to the Buyer for $250,000, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $750,000. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Millennium Apartment Homes only after satisfaction of agreed upon closing conditions.
Millennium Apartment Homes is located in Greenville, South Carolina and consists of 305 apartment units, encompassing 303,131 rentable square feet. Millennium Apartment Homes was constructed in 2009 and is currently 94% occupied. The purchase price of Millennium Apartment Homes is approximately $33.6 million plus closing costs. The Company intends to fund the purchase of Millennium Apartment Homes with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its public offerings.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $1.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: May 14, 2013	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary